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EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE.


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                                                    THREE MONTHS ENDED MARCH 31,
                                                    ----------------------------
                                                         1997          1996
                                                    -------------   ------------
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Net income......................................      $1,587,927      $929,322

Adjustments for reduction in interest
   expense and effects of shares
   required to pay offering costs,
   and debt of $11,527,000......................              --       213,000
                                                       ---------     ---------

Net income......................................       1,587,927
                                                       =========
Pro forma net income............................                     1,142,322
                                                                     =========

Average number of common shares outstanding.....       5,347,431     3,077,649
Common equivalent shares outstanding............         282,811       427,390
Shares included in the offering.................              --     2,169,636
                                                       ---------     ---------
Weighted average number of common and
   common equivalent shares outstanding.........       5,630,242
                                                       =========
Pro forma weighted average number of common
   and common equivalent shares outstanding.....                     5,674,675
                                                                     =========
Net income per share............................           $0.28
                                                       =========
Pro forma net income per share..................                         $0.20
                                                                     =========
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